StemCells, Inc. Reports Third Quarter 2015 Financial Results

Company to Host Call to Provide Interim Results from the First Cohort in its Phase II Pathway™
Study in Cervical Spinal Cord Injury

NEWARK, CA, November 2, 2015 (GLOBE NEWSWIRE) — StemCells, Inc. (NASDAQ: STEM), a world leader in the research and development of cell-based therapeutics for the treatment of disorders of the central nervous system, today reported its financial and operating results for the three months ended September 30, 2015.

“We continue to advance our HuCNS-SC® human neural stem cells platform through Phase II clinical programs in both spinal cord injury and age-related macular degeneration,” reported StemCells CEO Martin McGlynn. “Later this month, we look forward to providing an update on the progress of the Phase II Pathway study, as well as a summary of interim data from Cohort I of the study. Cohort I is an open-label six-patient cohort designed to assess the safety and clinical effect of three ascending doses of cells into the cervical region of the spinal cord.”

Financial Results for the Quarter Ended September 30, 2015

Total revenue from continuing operations during the third quarter of 2015 was $37,000, compared to $82,000 in the same period of 2014. Revenue from continuing operations is primarily from royalties received under various licensing agreements.

For the third quarter of 2015, cash used in operations totaled $7,266,000, compared to $6,683,000 in the third quarter of 2014.

Total operating expenses in the third quarter of 2015 were $10,025,000, compared to $6,462,000 in the third quarter of 2014. The increased operating expenses were primarily attributable to: (i) an increase in employee related costs to support our Phase II clinical trials, including an increase in non-cash stock-based compensation, (ii) increases in expenses related to our clinical studies which includes costs incurred to initiate the follow-on Phase II randomized, controlled proof-of-concept study in dry AMD, and (iii) an increase in other expenses related to manufacturing, quality control and process development activities to support our preclinical and clinical programs.

Other income, net in the third quarter of 2015 was $345,000, compared to other income, net of $3,760,000 in the third quarter of 2014. The change in the third quarter of 2015 when compared to the similar quarter in 2014 was primarily attributable to non-cash charges associated with a change in the estimated fair value of our warrant liability.

For the third quarter of 2015, the Company reported a net loss of $9,643,000 or $(0.09) per share. In comparison, for the third quarter of 2014, the Company reported a GAAP net loss of $2,757,000 or $(0.04) per share.

Excluding certain non-cash charges associated with stock based compensation, depreciation and amortization and changes in the fair value of our warrant liability, for the third quarter of 2015, the Company reported a non-GAAP net loss of $8,349,000 or $(0.08) per share. In comparison, for the third quarter of 2014, the Company reported a non-GAAP net loss of $6,003,000 or $(0.09) per share. The approximately $2,346,000 increase was primarily associated with increased levels of clinical activity and process development. Management believes that these non-GAAP financial measures provide important insight into our operational results.

From June to August 2015, in connection with new employee hires, we awarded an aggregate total of 250,000 restricted stock units (RSUs) and 105,000 options pursuant to our 2012 Commencement Incentive Plan and in accordance with Nasdaq Listing Rule 5635(c)(4) concerning inducement grants to new employees. Each RSU gives the holder the right to receive upon vesting, without cash payment, one share of our common stock. Each option gives the holder the right to receive upon vesting one share of our common stock for a price per share equal to the Company’s trading price at the time of grant. In all cases these granted RSUs and options have performance based vesting tied either to timely and successful process development activities or to the timely and successful conduct and completion of the Company’s Phase II clinical studies in spinal cord injury and dry AMD. As comparison, in 2014 we awarded no options to non-executive officers pursuant to our 2012 Commencement Incentive Plan and we awarded an aggregate total of 630,000 RSUs, all of which had time-based vesting.

About StemCells, Inc.

StemCells, Inc. is currently engaged in clinical development of its HuCNS-SC® platform technology (purified human neural stem cells) as a potential treatment for both neurological and retinal disorders. Top-line data from the Company’s Phase I/II clinical trial in thoracic spinal cord injury (SCI) showed measurable gains involving multiple sensory modalities and segments, including the conversion of two of seven patients enrolled in the study with complete injuries to incomplete injuries, post-transplant. The Company’s Pathway™ Study, a Phase II proof-of-concept trial in cervical SCI is actively enrolling at twelve sites and interim data from the first cohort of six patients is anticipated to be forthcoming in Q4 2015. StemCells, Inc. has also completed its Phase I/II clinical trial in GA-AMD. Top-line results from this study show a positive safety profile and favorable preliminary efficacy data. The Company’s Radiant™ Study, a Phase II multi-center proof-of-concept trial in GA-AMD is now actively enrolling at three sites. In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company showed preliminary evidence of progressive and durable donor-derived myelination by MRI.

Further information about StemCells, Inc. is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”) and the prospect for continued clinical development of the Company’s HuCNS-SC cells in CNS disorders. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties about whether preliminary data in any Phase I or Phase II clinical study will prove to be reproducible or biologically meaningful in any future clinical study; risks whether the FDA or other applicable regulatory agencies, including applicable institutional review boards at one or more clinical trial sites, will permit the Company to continue clinical testing or conduct future clinical trials; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding whether results in preclinical research in animals will be indicative of future clinical results in humans; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties regarding the validity and enforceability of the Company’s patents; uncertainties as to whether the Company will become profitable; and other factors that are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and in its subsequent reports on Forms 10-Q and 8-K.

CONTACT:
Greg Schiffman, Chief Financial Officer StemCells, Inc.
(510) 456-4128

Lena Evans
Russo Partners
(212) 845-4262

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StemCells, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30		September 30
	2015	2014	2015	2014
Revenue:
Revenue from licensing agreements	$37	$82	$88	$129

Operating expenses:
Research and development	7,720	4,397	21,251	14,866
General and administrative	2,305	2,065	7,058	6,445

Total operating expenses	10,025	6,462	28,309	21,311

Loss from operations	(9,988)	(6,380)	(28,221)	(21,182)

Other income (expense):
Change in fair value of warrant liability	428	4,076	1,069	(95)
Interest expense, net	(105)	(309)	(433)	(1,029)
Other income (expense), net	22	(7)	130	(38)

Total other income (expense), net	345	3,760	766	(972)

Net loss from continuing operations	(9,643)	(2,620)	(27,455)	(22,154)

Discontinued operations:
Net loss from discontinued operations	—	(137)	—	(339)

Net loss from discontinued operations	—	(137)	—	(339)

Net loss	$(9,643)	$(2,757)	$(27,455)	$(22,493)

Basic and diluted net loss per share
Net loss from continuing operations	$(0.09)	$(0.04)	$(0.30)	$(0.38)
Net loss from discontinued operations	-	-	-	-

Net loss per share	$(0.09)	$(0.04)	$(0.30)	$(0.38)
Shares used to compute basic and diluted	108,478,361	66,535,000	91,106,853	59,224,989

StemCells, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2015	December 31, 2014

	(unaudited)	(unaudited)
ASSETS:
Current Assets:
Cash & cash equivalents	$21,185	$24,988
Other current assets	1,088	1,520

Total current assets	22,273	26,508

Property, plant and equipment, net	5,441	5,187
Intangible assets, net	294	357
Other assets, non-current	374	375

Total assets	$28,382	$32,427

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Loan payable net of discount, current	$2,453	$4,686
Other current liabilities	7,182	6,811
Fair value of warrant liability	616	1,685
Loan payable net of discount, non-current	8,917	10,334
Other non-current liabilities	2,105	3,040
Stockholders’ equity	7,109	5,871

Total liabilities and stockholders’ equity	$28,382	$32,427

StemCells, Inc.

Unaudited Reconciliation of GAAP to NON-GAAP Net Loss

(in thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30		September 30
	2015	2014	2015	2014
GAAP net loss as per our condensed consolidated statement of operations	$(9,643)	$(2,757)	$(27,455)	$(22,493)

Non GAAP adjustments:
Stock-based compensation	1,427	509	4,087	1,544
Depreciation and amortization	295	321	841	993
Change in fair value of warrant liability	(428)	(4,076)	(1,069)	(95)

Non GAAP net loss	(8,349)	(6,003)	(23,596)	(20,051)

Non-GAAP basic and diluted net loss per share	(0.08)	(0.09)	(0.26)	(0.34)

Shares used to compute basic and diluted	108,478,361	66,535,000	91,106,853	59,224,989

The above table provides certain non-GAAP financial measures that include adjustments to GAAP figures. StemCells, Inc. believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of StemCells, Inc.’s financial performance and its prospects for the future. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of operational results and trends. We believe excluding these items provides important insight into our operational results, important for a company at our stage in development. In addition, these non-GAAP financial measures are among the indicators StemCells, Inc. management uses for planning and forecasting purposes and measuring the Company’s performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures.

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